                                                            Page 31 of 47 Pages



                                    EXHIBIT D
                           CORRECTIONAL SYSTEMS, INC.

                              AMENDED AND RESTATED
                             STOCKHOLDERS' AGREEMENT

         THIS AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT, dated as of August 31, 1998 (this "AGREEMENT"), by and among Correctional Systems, Inc., a California corporation ("COMPANY"), the Persons executing this Agreement as Holders of Securities, and such other Persons that become parties hereto after the date of this Agreement in accordance with the terms and provisions contained herein (collectively, "HOLDERS"). This Agreement amends and restates a Stockholders Agreement dated July 31, 1998, among the Company and certain of the Holders ("ORIGINAL AGREEMENT").

                              PRELIMINARY STATEMENT

         Certain of the Holders own shares of the Company's Common Stock, par value $.001 per share (the "COMMON").

         Upon the terms and subject to the conditions of the Purchase Agreement (defined below), the Investors (defined below) acquired shares of Series A Preferred Stock, par value $.001 per share, of the Company (the "SERIES A PREFERRED"). The Company and the Holders desire to amend and restate the Original Agreement to add certain parties as Holders.

         It is in the best interests of the Company and the Holders to memorialize certain aspects of all of the Holders' stock ownership, including restrictions with respect to transferring the Common and the Series A Preferred, all as hereinafter set forth.

         In consideration of the mutual covenants and agreements contained herein, the parties agree to amend and restate the Original Agreement as follows:

                                    ARTICLE A
                                   DEFINITIONS

         SECTION A DEFINITIONS. As used in this Agreement, the following terms herein shall have the following meanings:

         "AFFILIATE" means, with respect to any person, any entity controlling, controlled by or under common control with such designated person. For the purposes of this definition, "control" shall have the meaning specified as of the date of this Agreement for that word in Rule 405 promulgated by the Commission under the Securities Act.

         "BOARD" means the Board of Directors of the Company.

                                                            Page 32 of 47 Pages



         "CASH EQUIVALENTS" means (a) immediately marketable, liquid and direct obligations issued or unconditionally guaranteed by the United States federal government or issued by any agency thereof and backed by the full faith and credit of the United States of America, (b) immediately marketable, liquid and direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc., or (c) freely tradeable and immediately marketable equity or debt securities listed for or admitted to trading on the New York Stock Exchange, the American Stock Exchange or the National Association of Securities Dealers Automated Quotation System, which in the case of any equity security are of an issue of equity securities having an aggregate listed market value as of the day of determination of at least $250,000,000, or in the case of a debt security are of an issue of debt securities having an aggregate listed market value as of the day of determination of at least $500,000,000.

         "COMMISSION" means the Securities and Exchange Commission and any successor commission or agency having similar powers.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "FULLY DILUTED SECURITIES" means all issued and outstanding shares of Common, all shares of Common issuable upon conversion of the Series A Preferred, and all shares of Common which may be directly or indirectly issuable upon the exercise, exchange or conversion of any other Securities.

         "IEPEF" means Infrastructure and Environmental Private Equity Fund III, L.P., a Delaware limited partnership.

         "INVESTORS" means Apex Investment Fund III, L.P., Apex Strategic Partners, LLC, IEPEF, Environmental & Information Technology Private Equity Fund III and The Productivity Fund III, L.P.

         "MANAGEMENT HOLDERS" means Lawrence G. Grossman, William L. Garrison, John R. Forren, Daniel J. Verwiel, Patricia A. Verwiel, and Martin Rickler.

         "NEW SECURITIES" means all Securities issued by the Company after the date hereof, except (a) Common issued upon conversion of the Series A Preferred,
(b) Securities offered to the public pursuant to a Qualified Public Offering,
(c) Securities issued in connection with the acquisition of another corporation by the Company through a merger, purchase by the Company of all or substantially all of the assets of such other corporation or other reorganization following which the Company owns more than 50% of the Voting Stock or assets of such other corporation, (d) Securities issued in connection with any stock split, stock dividend or recapitalization of the Company, (e) up to 1,325,875 shares of Common issued from time to time upon the exercise of options outstanding as of the date hereof, and (f) up to 174,125 shares of

                                                            Page 33 of 47 Pages



Common issued from time to time upon the exercise of options to be granted in the discretion of the Board pursuant to the Company's 1996 Stock Option Plan.

         "PERMITTED TRANSFEREE" means:

                  A in the case of an individual, any Person who is the spouse or a lineal ancestor or descendant of such individual, a trust for the benefit of such individual or other described Persons, or the estate of such individual or his Permitted Transferees;

                  B in the case of any Person that is a partnership, any Person that is a current or former limited or general partner of such Person;

                  C in the case of any Person that is a limited liability company, any Person that is a current or former member of such Person;

                  D in the case of any Holder, any voting trust established in compliance with all applicable laws;

                  PROVIDED, that any such Person has agreed in writing, in accordance with Section 5.11 hereof, to be bound and has become bound by the terms and conditions of this Agreement to the same extent and in the same manner as the Holder transferring Stock to him or it; and, PROVIDED FURTHER, that the Transfer to any such Person is effected in compliance with the registration requirements of all applicable securities laws (or exemptions therefrom) and that the transferor or Permitted Transferee shall have paid any costs incurred by the Company in connection with the Transfer. The term "PERMITTED TRANSFEREES" shall mean any combination of such Permitted Transferees. A "PERMITTED TRANSFER" shall mean a Transfer of Securities to any Permitted Transferee.

         "PERSON" means an individual, partnership, corporation, business trust, limited liability company, joint stock company, trust, unincorporated association, joint venture, or other entity of whatever nature.

         "PRO RATA AMOUNT" means, as of any date with respect to a specified Investor, the percentage equal to (a) the number of shares of Fully Diluted Securities held by such Investor as of that date, divided by (b) the number of shares of Fully Diluted Securities held on that date by all Investors, and with respect to a specified Holder, the percentage equal to (y) the number of shares of Fully Diluted Securities held by such Holder as of that date, divided by (z) the number of shares of Fully Diluted Securities held on that date by all Holders.

         "PURCHASE AGREEMENT" means the Series A Preferred Stock Purchase Agreement of even date herewith among the Company and the Investors, as such agreement may be amended from time to time.

         "QUALIFIED PUBLIC OFFERING" means the first sale to the public of Common pursuant to an effective registration statement under the Securities Act under which (a) the gross proceeds to

                                                            Page 34 of 47 Pages



the Company of the Common actually sold to the public by the Company in such first sale is at least $20,000,000, (b) the price per share to the public of such Common is at least 350% of the Conversion Price (as defined in the Company's Articles of Incorporation, as amended) of the Series A Preferred then in effect and (c) the gross proceeds to the Investors in such first sale is at least $2,200,000.

         "SECURITIES" means any debt or equity securities of the Company, whether now or hereafter authorized or issued, and any instrument convertible into, or exercisable or exchangeable for, any such Securities or Security.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "STOCK" means shares of Common and Series A Preferred.

         "SUBSIDIARY" means (a) any corporation at least 50% of whose outstanding Voting Stock, or any class thereof, is owned or controlled, directly or indirectly, by the Company or by one or more Subsidiaries or by the Company and one or more Subsidiaries, (b) any partnership of which the Company or one or more Subsidiaries is a general partner, for which the Company or one or more Subsidiaries possesses the power to direct the affairs or of which the Company or any Subsidiary owns, directly or indirectly, 50% or more of any class of partnership interest, and (c) any limited liability company for which the Company or one or more Subsidiaries possesses the power to direct the affairs of the limited liability company or of which the Company or any Subsidiary owns, directly or indirectly, 50% or more of any class of membership interest.

         "THIRD PARTY" means a Person who is a prospective purchaser of Stock in a bona fide arm's length transaction from a Holder where such purchaser is not a Permitted Transferee of such Holder.

         "TRANSFER" means any sale, assignment, transfer, negotiation, pledge, hypothecation, other disposition, and any event or transaction in which a lien is created.

         "VOTING STOCK" as applied to the stock of any corporation, means stock of any class or classes (however designated) having ordinary voting power for the election of a majority of the members of the board of directors (or other governing body) of such corporation, other than stock having such power only by reason of the happening of a contingency.

                                    ARTICLE B
                            RESTRICTIONS ON TRANSFER

         SECTION A        GENERAL RESTRICTIONS; EXCEPTIONS.

                  (a) Each Holder agrees that it or he will not Transfer any interest in any Stock held by such Holder except Permitted Transfers or Transfers made in accordance with the provisions of this Agreement. Any Transfer of any Stock sought to be made in violation of this

                                                            Page 35 of 47 Pages



Agreement shall be null and void, and neither the Company nor any transfer agent shall give any effect in the Company's stock records to such attempted Transfer.

                  (b) Notwithstanding the provisions of this Article 2 to the contrary, each Management Holder shall have the right ("Management Transfer Right"), without being subject to the transfer restrictions set forth below in Sections 2.2 and 2.3, to Transfer in any twelve-month period up to 15,000 shares of Stock held by such Management Holder. The Management Transfer Right shall terminate on the fifth anniversary of this Agreement.

         SECTION B        RIGHTS OF FIRST REFUSAL ON PROPOSED TRANSFER.

         A If a Management Holder (the "PROPOSED TRANSFEROR") wishes to Transfer any Stock except in a Permitted Transfer, the Proposed Transferor shall do so only for cash, Cash Equivalents or a combination of both, and shall first deliver written notice (the "OFFER NOTICE") to the Company and each Investor identifying the Stock proposed to be Transferred (the "OFFERED SECURITIES") and the proposed transferee, and stating the price at which, and other material terms on which, the Proposed Transferor wishes to Transfer the Offered Securities, including the anticipated date of the proposed Transfer, which shall be a date not earlier than thirty (30) days after the date the Offer Notice is delivered.

         B Delivery of an Offer Notice to the Investors shall constitute an offer by the Proposed Transferor to Transfer all of the Offered Securities in the aggregate, but not less than all of the Offered Securities in the aggregate (the "OFFER"), first to the other Investors, then to the Company pursuant to this Section 2.2, at the price and on the other terms described in the Offer Notice.

         C Upon receipt of the Offer Notice, each Investor shall have the right to purchase the number of shares of the Offered Securities equal to such Investor's Pro Rata Amount of such Offered Securities, exercisable by written notice delivered to the Company and the Proposed Transferor within ten (10) days after receipt of the Offer Notice. The participating Investors also may allocate the right to purchase the Offered Securities between or among them in any proportion they choose as reflected in a notice to the Proposed Transferor within such ten-day period, with or without the purchase of Offered Securities by the Company as described in Section 2.2(e).

         D If the Investors shall not have exercised their rights to purchase all of the Offered Securities in the aggregate, then within three (3) days after the expiration of the period specified in Section 2.2(c) above, the Proposed Transferor shall notify those Investors who agreed to purchase their Pro Rata Amount of the Offered Securities of the number of shares of Offered Securities which remain available for purchase. Each Investor shall then have the right to purchase all of the remaining Offered Securities or, if more than one Investor wishes to purchase all of the remaining Offered Securities, their Pro Rata Amount of the remaining Offered Securities, with only the shares held by Investors who wish to purchase the remaining Offered Securities considered in computing the Pro Rata Amount. Such right shall be exercisable by

                                                            Page 36 of 47 Pages



written notice delivered to the Proposed Transferor within five (5) days after receipt of the notice specified in this Section 2.2(d).

         E If the Investors shall not have exercised their rights to purchase all of the Offered Securities in the aggregate, then within three (3) days after the expiration of the five-day period specified in Section 2.2(d) above, the Proposed Transferor shall notify the Company of the number of shares of Offered Securities which remain available for purchase by the Company. The Company shall then have the right to purchase such remaining Offered Securities, exercisable by written notice delivered to the Proposed Transferor within five (5) days after receipt of the notice specified in this Section 2.2(e)

         F If any of the Company and the participating Investors have either individually or in the aggregate elected to accept an Offer in its entirety (the "PURCHASERS"), then the Proposed Transferor shall Transfer the Offered Securities to the Purchasers, and the Purchasers shall acquire the Offered Securities, at the price and on the other terms described in the Offer Notice. The consummation of the Transfer shall take place at 10:00 a.m. local time at the offices of the Company, on the date specified for the proposed Transfer in the Offer Notice, or at such other location or date on which the participants in the transaction agree in writing, at which time the Purchasers shall deliver the appropriate consideration in the form of cash or Cash Equivalents, and the Proposed Transferor shall deliver certificates representing the Securities to be sold, free and clear of any and all liens, claims and encumbrances whatsoever (except those imposed by this Agreement and securities laws generally), together with such other instruments and documents of transfer as the Purchasers shall reasonably request.

         G If the Company and the Investors do not, either individually or in the aggregate, accept an Offer in its entirety, then the Proposed Transferor may Transfer the Offered Securities (subject to the provisions of this Agreement, securities laws generally and to any other agreements binding on the Proposed Transferor) to the transferee named in the Offer Notice, at any time within the sixty (60) day period beginning on the date that the Proposed Transferor shall have received final notice (or by expiration of the period specified in Section 2.2(e) above) that the Company and the Investors shall not have elected to purchase the Offered Securities in the aggregate. The provisions of this Section
2.2 shall again apply to any Transfer of Offered Securities not Transferred within such period.

         H Promptly after any sale pursuant to this Section 2.2, the Offering Investor shall notify the Company of the consummation thereof and shall furnish such evidence of the completion (including date of completion) of such sale and of the terms thereof as the Company may reasonably request. The exercise or non-exercise by any Investor of its rights under this Section 2.2 shall not impair such Investor from exercising any rights under Section 2.3 hereof.

         SECTION C        TAKE ALONG RIGHTS.

         A If a Proposed Transferor wishes to Transfer any Stock except in a Permitted Transfer and neither the Company nor the Investors, either individually or in the aggregate, accept an

                                                            Page 37 of 47 Pages



Offer with respect to such Stock in its entirety under Section 2.2, then such Proposed Transferor may, but shall not be obligated to, Transfer his or its Take-Along Share (as defined below) of the Offered Securities to the transferee named in the Offer Notice on the terms and conditions set forth in the Offer Notice only if the transferee acquires the Offered Securities as part of a transaction in which the transferee also offers to acquire the Take-Along Share of the Fully Diluted Securities held by each Investor (determined as of the date of the consummation of such transaction) which chooses to Transfer in such transaction at the same price per fully diluted Common share and on the other material terms and conditions as specified in the Offer Notice.

         B Within ten (10) days after receipt of final notice as set forth in
Section 2.2(g) (or by expiration of the period specified in Section 2.2(e)), the Proposed Transferor will notify each Investor of the Investor's rights under this Section 2.3.

         C Any of the Investors may elect to participate in a Transfer under this Section 2.3 with respect to all or any portion of their Take-Along Share, by written notice delivered to the Proposed Transferor not later than fourteen
(14) days after the Investor received the notice under Section 2.3(b), accompanied by certificates representing the appropriate number of Securities to be sold by each such Investor pursuant to such sale, free and clear of any and all liens, claims and encumbrances whatsoever (except those imposed by this Agreement and securities laws generally), together with such documents and instruments of transfer as the purchaser in such transaction may reasonably request.

         D Each participant's "TAKE-ALONG SHARE" shall equal the aggregate number of Fully Diluted Securities that the proposed transferee offers to acquire from the Proposed Transferor, multiplied by a percentage equal to (i) the number of shares of Fully Diluted Securities held by the participant as of that date, divided by (ii) the number of shares of Fully Diluted Securities issued or issuable on that date to the Investors.

         SECTION D        PREEMPTIVE RIGHTS.

         A Each Investor shall have the right (the "PARTICIPATION RIGHT") to purchase its Pro Rata Amount of any New Securities that the Company may from time to time propose to sell and issue after the date hereof, at the price and upon the general terms specified in the New Issue Notice (as defined below) regarding such New Securities and otherwise on the terms of this Section 2.4.

         B Whenever the Company proposes to issue and sell any New Securities, the Company shall give each Investor written notice (a "NEW ISSUE NOTICE") describing the type and amount of New Securities proposed to be issued and the price and general terms upon which the Company proposes to issue such New Securities, specifying a proposed closing date at least forty-five (45) days after the date each Investor shall have received the New Issue Notice, and specifying in each case the recipient's Pro Rata Amount as of the date of the New Issue Notice.

                                                            Page 38 of 47 Pages



         C Each Investor may exercise its Participation Right with respect to any proposed New Securities by notice to the Company, given within thirty (30) days after the Investors shall have received the New Issue Notice describing the New Securities.

         D If any Investor does not exercise its Participation Right with respect to any proposed New Securities within the thirty-day period, then within three (3) days after the expiration of such thirty-day period, the Company shall notify each Investor who proposed to purchase not less than its Pro Rata Amount of such New Securities of the number of shares of New Securities which remain available for purchase. Upon receipt of the notice specified in the preceding sentence, each such Investor shall have the additional Participation Right to purchase its Pro Rata Amount of the remaining New Securities (considering the Fully Diluted Securities held by all Investors who purchased less than their Pro Rata Amount of the New Securities not to be issued and outstanding for purposes of computing the Pro Rata Amount), exercisable by written notice delivered to the Company within five (5) days after receipt of the notice of the availability of the balance of the New Securities. Such Investors also may allocate the right to purchase the New Securities between or among them in any proportion they choose (provided that no Investor's Pro Rata Amount may be reduced without its consent) as reflected in a notice to the Company within such five-day period.

         E The Company may sell the New Securities not committed for by Investors at a price and upon general terms no more favorable to the purchasers than those specified in the New Issue Notice with regard to such New Securities, at any time during (and only during) the sixty (60) days following the expiration of the last notice period specified in Section 2.4(d) above.

         F If the Company does not sell, or obtain binding agreements to purchase, all of the proposed issue not committed to be purchased by Investors within the period specified in Section 2.4(e), the Company may, but shall not be obligated to, sell any of such New Securities.

         G The sale of any New Securities to Investors pursuant to this Section
2.4 shall be closed on the same terms, at the same place as, and simultaneously with, the sale of any such New Securities to any other purchasers (provided that the closing shall not take place earlier than the proposed closing date specified in the applicable New Issue Notice without the consent of all participating Investors).

                                    ARTICLE C
                                    DIRECTORS

         SECTION A        ELECTION OF DIRECTORS.

         A The Company and each of the Holders agree that, so long as the voting agreement set forth in this Section 3.1 remains in effect, each of them shall take all action necessary from time to time (including, without limitation, the voting of Securities, the execution of written consents, the calling of special meetings, the removal of directors, the filling of vacancies on the Board, the

                                                            Page 39 of 47 Pages



waiving of notice and attendance at meetings, the amendment of the Company's by-laws and the like) necessary to maintain the membership of the Board as follows:

                  A The number of directors composing the Board shall not exceed six (6);

                  B So long as the Investors own at least 50% of the Series A Preferred held by the Investors on the date hereof or the Common issued upon conversion thereof, IEPEF shall designate one (1) nominee for election to the Board (such nominee being referred to herein as the "PREFERRED NOMINEE"); and

                  C The holders of a majority of the Common held by parties to this Agreement shall designate one (1) nominee for election to the Board, provided that such nominee is not a member of the Company's management or an employee or officer of or consultant to the Company (such nominee being referred to herein as the "INDEPENDENT NOMINEE"), and provided further that such Independent Nominee is reasonably acceptable to the Investors (determined by the vote of a majority of the Series A Preferred).

By their execution of this Agreement the Holders agree that the initial Preferred Nominee shall be James Macdonald and the initial Independent Nominee shall be Gary D. Maynard.

         B The Persons entitled to name a director pursuant to Section 3.1(a)(ii) are referred to in this Section as the "PRINCIPALS" with respect to that director. If the Principals give notice at any time to the Company and the other Holders that an individual then serving as a director of the Company at such Principals' designation is no longer their designee, then the Company and the Holders shall take all action necessary to remove the director so designated. If the Investors no longer agree that an Independent Nominee should serve as a member of the Board, then the Company and the Holders shall take all action necessary to remove the director so designated.

         C If an individual then serving as a director of the Company dies, resigns, or is removed as a director of the Company pursuant to Section 3.1(b) above, then the Company and the Holders shall take all action necessary to elect as a director of the Company any individual newly designated by the Principals or approved by the Principals, with respect to the director who died, resigned, or was removed.

         D The Holders agree and shall vote all of their Stock to assure that the Board elected pursuant to this Section 3.1 shall also serve as the Board (or the equivalent governing body) of any Subsidiary of the Company.

         E This Section 3.1 constitutes a voting agreement within the meaning of
Section 706 of the California Corporation Code.

                                                            Page 40 of 47 Pages



         SECTION B   MEETINGS; REIMBURSEMENT OF EXPENSES. The Board shall
meet not less frequently than six (6) times per year; provided that up to three (3) meetings may be held telephonically. The Company agrees to reimburse each director for the reasonable out-of-pocket expenses incurred by such director in performing his or her services as a director of the Company, including expenses incurred in connection with attendance at meetings of the Board.

         SECTION C   COMMITTEES. The number of members of the Compensation and
Audit Committees of the Board shall be fixed at three (3). The Preferred Nominee and the Independent Nominee shall be members of such committees.

         SECTION D   RESTRICTED ACTS. The following actions by the Company
require the prior approval of the Preferred Nominee:

         A increasing the cash compensation of any Company executive by more than 5% per year, excluding pursuant to written employment arrangements existing as of the date of this Agreement, or establishing compensation for Mr.
                  Grossman or Mr. Garrison;

         B granting any stock options or entering into any phantom stock plan or similar arrangement in excess of the 174,125 shares of Common previously reserved for issuance under the 1996 Stock Option Plan, and 250,000 shares of Common issuable upon the grant, in the discretion of the Board, of options to management of the Company;

         C        increasing the number of the directors composing the Board;

         D causing the Company to enter into any business other than the business presently conducted as of the date of this Agreement; and

         E forming any Subsidiary or causing it to issue any debt or equity securities other than in connection with acquisitions, reorganizations and transactions contemplated by the Company at the closing of the issuance of the Series A Preferred.

                                    ARTICLE D
                                 MANDATORY SALE

         SECTION A   CAUSE OF MANDATORY SALE. If the Company has not been sold, merged with a public company, or the subject of a Qualified Public Offering by the fifth anniversary of the date hereof or in the event of a Financial Cause (as defined below), then the Holders and the Company agree to take such actions as are necessary or appropriate to cause the Company (or its issued and outstanding Securities) to be sold (a "SALE") not less than six months after delivery of the Sale Notice (defined herein), if written notice requesting such Sale is delivered to the Company by Holders of a majority of the Series A Preferred (a "SALE NOTICE") at any time after

                                                            Page 41 of 47 Pages



the fifth anniversary of the date hereof or determination of a Financial Cause. If delivered, a Sale Notice may be rescinded by the Holders of a majority of the Series A Preferred at any time prior to the closing of the Sale. For purposes of this Article 4, "FINANCIAL CAUSE" means the failure of the Company to report a profit in any calendar year beginning with the year ending December 31, 1999, as determined by the Company's audited financial statements for such year prepared in accordance with generally accepted accounting principles, consistently applied, and delivered pursuant to Section 7.1 of the Purchase Agreement.

         SECTION B   COMPANY ACTION. Without limiting the generality of Section
4.1, the Company agrees to:

                  (a) call and conduct such stockholder meetings and prepare and distribute such proxies, disclosure materials or statements and such other documents as are necessary or appropriate to obtain stockholder approval of such actions as may be necessary or appropriate to effect the Sale;

                  (b) refrain from issuing any additional securities (excluding its obligations to issue securities pursuant to options, warrants, convertible instruments or any similar instruments that exist as of the date of the Sale Notice) that would cause the voting power represented by the Securities held collectively by parties to this Agreement to represent less than the number of votes necessary to approve the sale under California (or Delaware, if the Company has reorganized as a Delaware corporation) law (considering the Common Stock underlying any Securities to be issued and outstanding for such purpose) without the consent of the Investors;

                  (c) refrain from registering voluntarily or taking any action that would require the Company to register any of its equity securities under the Exchange Act prior to receipt of any approvals required of the Company's stockholders in connection with the Sale;

                  (d) engage and compensate an investment banker with respect to the Sale who is selected for engagement by the Investors, and other professionals as are appropriate under the circumstances to effect the Sale as provided herein; and

                  (e) otherwise take such actions as are reasonably necessary or appropriate in order to effect the sale in accordance with the terms and conditions of this Agreement and the Purchase Agreement.

         SECTION C   STOCKHOLDER ACTION. Without limiting the generality of
Section 4.1, after delivery of a Sale Notice, each Holder agrees to take the following actions promptly in order to effect the Sale within the time period provided in Section 4.1:

         (a) Vote his or its Stock, in person or by proxy, at all regular and special meetings of the Company's stockholders;

                                                            Page 42 of 47 Pages



         (b) Execute written consents of the Company's stockholders and/or such proxies as may be convenient to vote the Holder's Stock to effect the terms and conditions of this Agreement;

         (c) Call a special meeting of the Company's stockholders;

         (d) Remove members of the Board and/or fill vacancies on such Board;

         (e) Waive notice of and/or attend meetings of the Company's stockholders;

         (f) Cause the Company to take and refrain from taking those actions as are required or prohibited by Section 4.2 of this Agreement;

         (g) Execute and deliver such non-competition, non-solicitation and similar agreements as may be reasonably requested by prospective buyers in connection with the Sale; and

         (h) Otherwise take or withhold from taking any action as may be reasonably necessary or appropriate in order to effect the Sale in accordance with the terms and conditions of this Agreement and the Purchase Agreement.


                                    ARTICLE E
                                  MISCELLANEOUS

         SECTION A   DIVIDENDS IN STOCK. If a stock dividend is paid on any
Stock held by any party to this Agreement, or if any Stock held by any party to this Agreement is exchanged for Stock of a different class or series, or for voting trust certificates evidencing any beneficial interest in such Stock, or if any other event (such as a stock split, reclassification, or similar event) shall occur so that any Holders shall receive additional or replacement Securities (whether of the same or a different class or series), then such Securities of the same or a different class or series, or such voting trust certificates, as the case may be, shall thereupon become subject to the provisions of this Agreement upon the same terms and conditions as the Stock originally covered by this Agreement.

         SECTION B   LEGENDS.

         A    Except with respect to Stock excluded hereunder pursuant to
Section 2.1(b), each certificate evidencing any Stock that is issued to any Holder shall bear a legend in substantially the following form:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE

                                                            Page 43 of 47 Pages



         OFFERED, SOLD, OR TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN A STOCKHOLDERS' AGREEMENT, DATED AS OF JULY 31, 1998, COPIES OF WHICH WILL BE FURNISHED BY THE COMPANY UPON REQUEST.

         B    In addition to the legends required by Section 5.2(a), except with respect to Stock excluded hereunder pursuant to Section 2.1(b), each certificate for Stock issued to any Holder or any subsequent transferee shall be stamped or otherwise imprinted with any legend required pursuant to applicable state corporation and securities laws. If any Stock shall cease to be subject to the restrictions on transfer set forth above or otherwise required herein, the Company shall, upon written request of the Holder thereof, issue to such Holder a new certificate evidencing such Stock without the applicable legend required by Section 5.2(a) endorsed thereon.

         C    The Company may decline to acknowledge or register a Transfer of any Security bearing any legend required hereunder, and may instruct any transfer agent for its Securities to decline the same, unless the Company is reasonably satisfied that the Securities being transferred have been registered or are exempt from registration under applicable securities laws.

         SECTION C   HEADINGS. The headings in this Agreement are for
convenience of reference only and shall not control or affect the meaning or construction of any provisions hereof.

         SECTION D   PRONOUNS. All pronouns and any variations thereof shall
be deemed to refer to the masculine, feminine, singular and plural as the identity of that Person referred to requires.

         SECTION E   REMEDIES. The parties acknowledge that the Securities
are unique chattels and possess a special, unique and extraordinary character which would make it difficult to assess the monetary damage which any party hereto would sustain in the event of a breach hereof by another party hereto and that in the event of any such breach by any Holder or the Company, the other parties would be irreparably harmed and could not be made whole by monetary damages. The Company and each Holder accordingly agree (a) to waive the defense in any action for specific performance that a remedy at law would be adequate, and (b) that an aggrieved party hereunder shall be entitled to compel specific performance of this Agreement, in addition to any other remedy to which they may be entitled at law or in equity.

         SECTION F   ENTIRE AGREEMENT. This Agreement and the other documents
and agreements executed by the parties hereto on this date or referred to herein together constitute the entire agreement and understanding of the parties hereto in respect of the subject matter referred to herein and therein, and there are no restrictions, promises, representations, warranties, covenants, or undertakings with respect to the subject matter hereof, other than those expressly

                                                            Page 44 of 47 Pages

set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.

         SECTION G   NOTICES. All communications in connection with this
Agreement shall be in writing and shall be deemed properly given if hand delivered or sent by telecopier (provided that such communication is confirmed by same-day deposit in the United States mail first class postage prepaid) or overnight courier with adequate evidence of delivery or sent by registered or certified mail return receipt requested and, if to a Holder, addressed to such Holder at the address for notices set forth below such Holder's name in Exhibit A to the Purchase Agreement, and if to any Holder other than a purchaser under the Purchase Agreement, addressed to such Holders at their addresses as shown on the books of the Company or its transfer agent, and if to the Company, at its offices at:

                  Correctional Systems, Inc.
                  209 Camaro Way
                  San Marcos, Texas 78666
                  Attention: Lawrence G. Grossman

                  and

                  Correctional Systems, Inc.
                  6910 A Miramar Road, Suite 299
                  San Diego, California 92121
                  Attention: John R. Forren

or such other addresses or Persons as the recipient shall have designated to the sender by a written notice given in accordance with this Section. Any notice called for hereunder shall be deemed given when received.

         SECTION H GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements between California residents entered into and to be performed entirely within California.

         SECTION I SEVERABILITY. The invalidity or unenforceability of any provisions hereof in any jurisdiction shall not affect the validity, legality or enforceability of the remainder hereof in such jurisdiction or the validity, legality or enforceability hereof, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

         SECTION J   AGREEMENT TO BE BOUND. Prior to the termination of this
Agreement, no Stock (the "RESTRICTED STOCK") may be Transferred to any Third Party or Permitted Transferee (the "RESTRICTED HOLDERS") unless such Restricted Holder, prior to such sale, transfer or other disposition, agrees in writing, in form and substance satisfactory to the Company, to be bound by the terms hereof to the same extent and in the same manner as the transferor of such Restricted Stock, a copy of which writing shall be maintained on file with the secretary of the

                                                            Page 45 of 47 Pages

Company and shall include the address of such Restricted Holder to which notices hereunder shall be sent. Each such supplementary agreement shall become effective upon its execution by the Company and the Restricted Holder, and it shall not require the signatures or the consent of any other party hereto. Upon such execution such Restricted Holder shall be bound by all the restrictions placed on Holders hereby, shall be subject to any additional restrictions set forth in such supplementary agreement and shall enjoy only such rights as are specifically set forth in such supplementary agreement.

         SECTION K   TERMINATION. This Agreement shall terminate and be of no
further force or effect upon the first to occur of (i) the consummation of a Qualified Public Offering, or (ii) the written agreement of the Holders of 80% of the Fully Diluted Securities held by parties to this Agreement.

         SECTION L   SUCCESSORS, ASSIGNS, TRANSFEREES, AFFILIATES. All
representations, warranties, covenants and agreements of the parties contained in this Agreement or made in writing in connection herewith, shall, except as otherwise provided herein, be binding upon and inure to the benefit of their respective successors and permitted assigns. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of the Holders are also for the benefit of, and enforceable by, any subsequent Holders of Securities, except any subsequent holder who acquires any such Security after such Security has been sold to the public pursuant to an effective registration statement under the Securities Act or in a sale under Rule 144 of the Commission.

         SECTION M   ASSURANCES. The Holders, by the signing hereof, hereby
agree to execute and deliver such other documents and agreements, including but not limited to assignments, bills of sale, stock powers, or resolutions, as may be reasonably necessary, desirable or convenient in order to effect the purposes hereof.

         SECTION N   AMENDMENTS; WAIVERS. Any provision hereof may be
amended, modified or supplemented upon the consent in writing by the Company and the Holders of at least 80% of the Fully Diluted Securities held by parties to this Agreement, and upon the effectiveness of such amendment, modification or supplement, all of the Holders will be deemed to be bound thereby.

         SECTION O   COUNTERPARTS. This agreement may be executed in two or
more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement.

         SECTION P   ARBITRATION. Any dispute arising in connection with this
Agreement (except any action for specific performance or other forms of extraordinary equitable relief) shall be submitted to binding arbitration in accordance with Section 10.15 of the Purchase Agreement.

         SECTION Q   CONSTRUCTION AND REPRESENTATION. The parties understand
and acknowledge that they have each been represented by (or have had the opportunity to be

                                                            Page 46 of 47 Pages

represented by) counsel in connection with the preparation, execution and delivery of this Agreement. This Agreement shall not be construed against any party for having drafted it. The parties further understand and acknowledge that Jerue & Perkins has served as counsel only to the Investors in connection with this Agreement and the agreements referred to herein. Any other Holders have been advised to obtain independent counsel if they so desire.

                                                           Page 47-1 of 47 Pages



         IN WITNESS WHEREOF, the parties hereto have executed this Stockholders' Agreement as of the date first above written.

THE COMPANY:                CORRECTIONAL SYSTEMS, INC., a California
                            corporation

                            By
                              ---------------------------------
                            Lawrence G. Grossman, Chairman

                            By
                              ---------------------------------
                            William L. Garrison, Chief Executive Officer

HOLDERS:
MANAGEMENT HOLDERS:
                            ----------------------------------
                            LAWRENCE G. GROSSMAN

                            ----------------------------------
                            WILLIAM L. GARRISON

                            -------------------------------------
                            JOHN R. FORREN

                            -------------------------------------
                            MARTIN RICKLER

                            -------------------------------------
                            DANIEL J. VERWIEL

                            -------------------------------------
                            PATRICIA A. VERWIEL

                                                          Page 47-2 of 47 Pages

INVESTORS:                  APEX INVESTMENT FUND III, L.P.

                            By: APEX MANAGEMENT III, LLC

                            By:
                               ---------------------------------
                            By:
                               ---------------------------------

                            APEX STRATEGIC PARTNERS, LLC

                            By: APEX MANAGEMENT III, LLC

                            By:
                               ---------------------------------

                            By:
                               ---------------------------------


                            INFRASTRUCTURE AND ENVIRONMENTAL
                            PRIVATE EQUITY FUND III, L.P., a Delaware limited partnership

                            By: Infrastructure and Environmental Private Equity Management III, L.L.C., Its General Partner

                            By: First Analysis IEPEF Management Company III, L.L.C., its Member

                            By:        First Analysis Corporation, its Member

                            By:
                               ---------------------------------
                            By:
                               ---------------------------------

                                                           Page 47-3 of 47 Pages

INVESTORS:             ENVIRONMENTAL & INFORMATION
                       TECHNOLOGY PRIVATE EQUITY FUND III,
                       Gesellschaft burgarlichen Rechts (mit
                       Haftungsbeschankung), a civil partnership with limitation of liability established under the laws of the Federal
                       Republic of Germany

                       By: Infrastructure and Environmental Private Equity Management III, L.L.C., its Investment Manager

                       By: First Analysis IEPEF Management Company III, L.L.C., its Member

                       By:              First Analysis Corporation, its Member

                       By:
                                         ---------------------------------


                       By:
                                         ---------------------------------

                       THE PRODUCTIVITY FUND III, L.P., a Delaware limited partnership

                       By: First Analysis Management Company III, L.L.C., its General Partner

                       By:              First Analysis Corporation, a Member

                       By:
                                        ---------------------------------
                                        Name:
                                        Title:

                       By:
                                        ---------------------------------
                                        Name:
                                        Title:


                       ------------------------------------------------
                       JAMES MACDONALD